Exhibit 99.1

November 14, 2005

Personal & Confidential

Mr. Rick Etskovitz
Astea International Inc.
240 Gibraltar Road
Horsham, PA 19044

Dear Rick:

This letter is to amend the terms of the employment relationship as detailed in the letter from Zack Bergreen to you dated January 5, 2005, to reflect your transition from acting Chief Financial Officer and Treasurer to permanent full time Chief Financial Officer and Treasurer, effective immediately. Your new compensation package is as detailed below. All other terms and conditions of employment remain as detailed in the letter of January 5, 2005.

Your annual base salary will be $200,000 payable semi-monthly, less appropriate federal, state and local taxes.

You will be eligible for a bonus of up to $80,000 based upon the achievement of earnings per share (“EPS”) targets as determined each year by the Compensation Committee. The Compensation Committee shall make such determination during the first Board meeting of each year. The targets for 2005 shall be the same as those set for Zack Bergreen. The $80,000 shall be the maximum bonus payout based on EPS. The Compensation Committee shall set 4 incremental EPS targets, such that you shall receive $20,000 upon hitting the first target, an additional $20,000 when hitting the next higher target, an additional $20,000 when reaching the third target, and a final $20,000 when meeting or exceeding the final EPS threshold. Notwithstanding the above, the EPS Bonus for 2005 shall be prorated, such that you will receive 25% of the amount otherwise payable pursuant to this paragraph.

You will also be eligible to receive a discretionary bonus of up to $40,000 per year, as determined by the Compensation Committee of the Board in its sole discretion. The payment to you of any incentive award on one occasion shall not be deemed to create an obligation for any subsequent award.

If you wish to accept this amendment of the terms of your employment, please sign and return this original letter to me, keeping a copy for yourself.

This letter does not constitute a contract of employment. It creates an employment-at-will relationship that may be terminated at any time by either party

I look forward to working with you for the continued success of Astea.

Sincerely,

John Tobin
President
Astea International Inc.

AGREED:

_________________
Rick Etskovitz